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                                                      UNITED STATES
                                           SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C. 20549

                                                      FORM 12b-25


                                               NOTIFICATION OF LATE FILING

                   SEC File Number  000-22341                                  CUSIP Number  051058 10 5
                                   ----------                                                -----------

(Check One):   |X| Form 10-K    | | Form 20-F    | | Form 11-K    | | Form 10-Q    | | Form N-SAR



                   For Period Ended:    December 31, 1998
                                     -----------------------
                   [ ] Transition Report on Form 10-K
                   [ ] Transition Report on Form 20-F
                   [ ] Transition Report on Form 11-K
                   [ ] Transition Report on Form 10-Q
                   [ ] Transition Report on Form N-SAR
                   For the Transition Period Ended: ___________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.
         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION


AUGMENT SYSTEMS, INC.
____________________________________________________________________________________________________________________________________
Full Name of Registrant

         N/A
____________________________________________________________________________________________________________________________________
Former Name if Applicable

790 Turnpike Street, Suite 202
____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

North Andover, MA 01845
____________________________________________________________________________________________________________________________________
City, State and Zip Code


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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check appropriate box.)

  |X|    (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable effort or expense;

  | |    (b) The  subject  annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth calendar day following the prescribed due date; and

  | |    (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q,  N-SAR, or the transition report or portion thereof,  could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED.)


          The  Company is unable to file its Annual  Report on Form 10K in a timely  manner due to several  extraordinary  financial events which require prepartion of special disclosures. These events include the following:

          o On March 31, 1998,  the Company filed a Notification  of Late Filing on Form 12b-25  regarding its inability to file its
          Annual Report on Form 10K in a timely manner due to several  extraordinary  events which  required  preparation of special disclosures, including the following:

          o On January 15, 1999, the Board of Directors  elected to discontinue  all ongoing  operations,  layoff all but one of its employees,  seek buyers for its  technology  and  inventory and look for a merger  partner.  The Company has ceased sales, marketing  and  distribution  of its  products.  On March 31, 1999,  two of the  remaining  three  members of the Board of
          Directors resigned to pursue other interests. As of April 15, 1999, the Company's Chief Financial Officer, and only active board  member,  was  engaged in the  disposition  of assets,  settlement  of  outstanding  debts,  sale of the  Company's technology, and exploration of potential mergers.

          o The Company began moving its operations and disposing of assets during the first quarter.  The Company's  auditors began their audit and as of April 15, 1999 have completed the audit portion,  however,  the internal review of audit results has not been completed.  The financial portion of the Company's annual report on Form 10-K will not be filed until that review process has been completed.


The Company filed on April 15, 1999 Part I, Part II, Part III, Part IV and all Exhibits to its 1998 Form 10-K, but is unable to file
Part II-Item 7, and the Financial Statements.  The Company expects to be able to file the remaining portions of its Form 10-K within the next 15 days, but no assurance can be given that this deadline will be met.

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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


    Duane A. Mayo, Chief Financial Officer                      978                                       725-8156
    --------------------------------------                --------------                          -------------------------
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).                                                                                |X| Yes  | | No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |X| Yes  | | No

                                             See disclosure under Part III above.

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.


====================================================================================================================================


                                                        AUGMENT SYSTEMS, INC.
                                             ------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  APRIL 30, 1999                                                       By /s/ Duane A. Mayo
     ----------------------------                                             -------------------------------------------------
                                                                              Duane A. Mayo, Chief Financial Officer


INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.


----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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